UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Asset

As previously reported in a Current Report on Form 8-K filed by Wireless Facilities, Inc. (the “Company”) on February 23, 2006, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) on February 17, 2006 to sell all of the stock of its wholly owned subsidiaries (i) WFI de México, S. de R.L. de C.V., (ii) WFI de México, Servicios de Administración, S. de R.L. de C.V., (iii) WFI de México, Servicios de Ingeniería, S. de R.L. de C.V., (iv) WFI Services de Mexico S.A. de C.V., (v) WFI Asesoria en Administración, S.C.; and (vi) WFI Asesoria en Telecomunicaciones, S.C. (the “Mexico Operations”) to Sakoki LLC (“Sakoki”).  On March 10, 2006, the Company closed the sale of the Mexico Operations to Sakoki.  Pursuant to the Purchase Agreement, the Company received proceeds of $18 million, subject to adjustment, payable as follows:

•                  $1.5 million in cash on signing of the Purchase Agreement; and

•                  $16.5 million by means of a secured promissory note payable in installments through December 31, 2006, subject to adjustments.  The note is secured by pledges of assets and a personal guaranty.

Item 2.02    Results of Operations and Financial Condition.

On March 14, 2006 the Company issued a press release regarding the Company’s financial results for the fiscal year ended December 31, 2005.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 4.02    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 10, 2006, the Company determined that its unaudited interim financial statements for the quarters ended July 1, 2005 and September 30, 2005 required revision to reflect the accounting impact of the cancellation of certain sites by its customer in Mexico during those periods.  The reason for the revisions was the Company’s determination that a customer in Mexico had cancelled sites in June, July and August of 2005 that the Company’s subsidiary in Mexico was building.  Although the Company had an agreement with its customer to build these sites, the terms and conditions of the agreement did not provide for recovery by the Company of costs incurred on in-process sites in the event of site cancellation, unless agreed to by the customer.

Senior management as well as the Audit Committee first became aware of communications regarding these site cancellations after the replacement of certain managers in these operations in the fourth quarter of 2005.  The replacement of these managers was prompted by certain control deficiencies and required improvements to the entity level control environment that the Company had identified in certain of its Latin American operations in the third quarter of 2005.  None of these managers had a significant role in the Company’s internal control over financial reporting.  As the Company disclosed in Item 4 of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, these control deficiencies included required improvements in the following areas; (i) contracts: a thorough review of all existing contractual documents was required to ensure that the Company has the proper formal contractual documentation necessary to support the project estimate at completion computation, and (ii) project costs: additional procedures were required to ensure that certain expenditures have been properly classified as project direct costs.

Shortly after the Company made the change in managers of these operations, information related to the site cancellations was brought for the first time to the attention of the Company’s executive management team who then commenced an investigation and analysis of such information under the oversight of the Audit Committee. During the in-depth review of this matter by the Company’s executive management team, it was discovered that the information concerning these sites, as reported by the former managers of these operations, was inconsistent with facts revealed in documents discovered by executive management conducting the investigation.  Also during the review, it became apparent that certain former managers had, in prior periods, reported the status of the cancelled sites to executive management in a manner which was inconsistent with the documents in possession of the former managers. At the conclusion of this investigation and analysis, and after consulting with Grant Thornton LLP, the Company’s independent auditors, the Company determined that the unrecoverable costs associated with the cancelled sites should have been recognized in the second and third fiscal quarters of 2005.  As a result, the Company is concurrently filing amendments to its previously filed Quarterly Reports on Form 10-Q for the quarters ended July 1, 2005 and September 30, 2005 to effect revisions reflecting the appropriate recognition of the unrecoverable costs in those periods.  The previously issued unaudited interim financial statements for those periods should no longer be relied upon.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

2.1           Equity Purchase Agreement, dated February 17, 2006, by and between Sakoki LLC and Wireless Facilities, Inc.  (This exhibit is hereby incorporated by reference to Exhibit 2.1 filed with the Company’s Current Report on Form 8-K filed on February 23, 2006.)

99.1         Press Release of Wireless Facilities, Inc. issued on March 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: March 14, 2006	/s/ James R. Edwards
James R. Edwards
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 2.1

Equity Purchase Agreement, dated February 23, 2006, by and between Sakoki LLC and Wireless Facilities, Inc. (This exhibit is hereby incorporated by reference to Exhibit 2.1 filed with the Company’s Current Report on Form 8-K filed on February 23, 2006.)

Exhibit 99.1	Press Release of Wireless Facilities, Inc. issued on March 14, 2006.